                                                                    EXHIBIT 2.16

HOGAN & HARTSON L.L.P.


                           ASSET PURCHASE AGREEMENT

                          Dated as of  April 19, 1996

                                    between

                         CRESCENT COMMUNICATIONS L.P.,

                                      and

                          EVERGREEN MEDIA CORPORATION
                                 OF LOS ANGELES

                         with respect to radio station
                        KYLD(FM), San Mateo, California

                               TABLE OF CONTENTS
                               -----------------

                                                                     Page
RECITALS    ........................................................    1

SECTION 1.  Purchase and Sale of Assets.............................    1
    1.1     Station Assets..........................................    1
    1.2     Excluded Assets.........................................    3
    1.3     Liabilities.............................................    3
    1.4     The Closing.............................................    3
    1.5     Purchase Price..........................................    4
    1.6     Escrow Deposit..........................................    4
    1.7     Indemnification Escrow..................................    5
    1.8     Pro Rations.............................................    5
    1.9     Allocation of Purchase Price............................    5
   1.10     Delivery of Agreement of Assumption of Liabilities......    6
   1.11     Transfer of Subject Assets..............................    6
   1.12     Delivery of Assets......................................    6
   1.13     Mt. Diablo Site Construction............................    6
   1.14     Further Assurances......................................    6

SECTION 2.  Representations and Warranties of Seller................    7
    2.1     Organization and Power..................................    7
    2.2     Corporate Action........................................    7
    2.3     No Defaults.............................................    7
    2.4     Licenses................................................    8
    2.5     Condition and Operation of Assets.......................    8
    2.6     Leaseholds, Title, Liens, Etc...........................    9
    2.7     Employees...............................................    9
    2.8     Employee Benefit Plans..................................   10
    2.9     Litigation..............................................   10
   2.10     Brokers.................................................   11
   2.11     Contracts...............................................   11
   2.12     Intangible Rights.......................................   11
   2.13     Compliance with Laws; Required Consents.................   11
   2.14     No Interference.........................................   12
   2.15     Insurance...............................................   12
   2.16     Hazardous Materials.....................................   12
   2.17     Insolvency Proceedings..................................   12
   2.18     Financial Statements....................................   13
   2.19     Payment of Taxes........................................   13
   2.20     No Misleading Statements................................   13
   2.21     Exclusivity of Representations..........................   13

SECTION 3.  Representations and Warranties of Purchaser.............   14
    3.1     Organization and Power..................................   14
    3.2     Corporate Action........................................   14
    3.3     No Defaults.............................................   14
    3.4     Brokers.................................................   14
    3.5     Qualification as a Licensee.............................   14
    3.6     Litigation..............................................   14
    3.7     Approvals and Consents..................................   15
    3.8     Financing...............................................   15

SECTION 4.  Covenants of Seller.....................................   15
    4.1     Operation of the Business...............................   15
    4.2     Investigation...........................................   17
    4.3     Consents................................................   17
    4.4     FCC Applications........................................   17
    4.5     Notice of Proceedings...................................   18
    4.6     Consummation of Agreement...............................   18
    4.7     Indemnification Escrow Agreement........................   19
    4.8     Hart-Scott-Rodino Act...................................   19
    4.9     No Shopping.............................................   19
   4.10     Noncompetition Agreement................................   19
   4.11     Confidentiality.........................................   19
   4.12     Non-Solicitation........................................   20

SECTION 5.  Covenants of Purchaser..................................   20
    5.1     FCC Applications; FCC Compliance........................   20
    5.2     Consummation of Agreement...............................   20
    5.3     Notice of Proceedings...................................   21
    5.4     Confidentiality.........................................   21
    5.5     Non-Solicitation........................................   21
    5.6     Indemnification Escrow Agreement........................   22
    5.7     Hart-Scott-Rodino Act...................................   22
    5.8     Cooperation.............................................   22
    5.9     Operation of Station....................................   22

SECTION 6.  Conditions to the Obligations of Seller.................   22
    6.1     Representations, Warranties, Covenants..................   22
    6.2     No Actions or Proceedings...............................   23
    6.3     Opinion of Counsel......................................   23
    6.4     FCC Authorization.......................................   23
    6.5     Hart-Scott-Rodino Act...................................   23

SECTION 7.    Conditions to the Obligations of Purchaser............   24
    7.1       Representations, Warranties, Covenants................   24
    7.2       No Actions or Proceedings.............................   24
    7.3       Opinions of Counsel...................................   25
    7.4       FCC Authorization.....................................   25
    7.5       Hart-Scott-Rodino Act.................................   25
    7.6       Certain Consents......................................   25

SECTION 8.    Termination...........................................   25
    8.1       Termination...........................................   25
    8.2       Liabilities Upon Termination..........................   27
    8.3       Pre-Closing Remedies..................................   27

SECTION 9.   Survival; Indemnification..............................   28
    9.1      Survival...............................................   28
    9.2      Indemnification by Seller..............................   28
    9.3      Indemnification by Purchaser...........................   29
    9.4      Notice; Defense of Claims..............................   30

SECTION 10.  Definitions............................................   31
   10.1      Defined Terms..........................................   31
   10.2      Cross-Reference Table..................................   32

SECTION 11.  Miscellaneous..........................................   33
   11.1      Expenses...............................................   33
   11.2      Bulk Sales Law.........................................   34
   11.3      Assignment.............................................   34
   11.4      Books and Records......................................   34
   11.5      Public Announcement....................................   34
   11.6      Notices................................................   35
   11.7      Captions...............................................   36
   11.8      Law Governing..........................................   36
   11.9      Dispute Resolution.....................................   36
  11.10      Waiver of Provisions...................................   36
  11.11      Counterparts...........................................   37
  11.12      Entire Agreement.......................................   37
  11.13      Severability...........................................   37
  11.14      Risk of Loss...........................................   37
  11.15      Brokerage..............................................   37
  11.16      Counsel................................................   37
  11.17      Like-Kind Exchange Election............................   38

                                   EXHIBITS
                                   --------


  Exhibit A          Form of Escrow Agreement
  Exhibit B          Form of Indemnification Escrow Agreement
  Exhibit C          Form of Noncompetition Agreement
  Exhibit D          Form of Purchaser's Counsel's Opinion
  Exhibit E          Form of Seller's Counsel's Opinion
  Exhibit F          Form of Seller's FCC Counsel's Opinion


                                   SCHEDULES
                                   ---------

  Schedule 1.1(a)    Licenses
  Schedule 1.1(b)    Tangible Personal Property
  Schedule 1.1(c)    Real Property Interests
  Schedule 1.1(d)    Assumed Contracts
  Schedule 1.1(e)    Intangible Rights
  Schedule 1.9       Purchase Price Allocation
  Schedule 1.11      Liens and Encumbrances
  Schedule 2.1       Business Locations
  Schedule 2.3       Defaults
  Schedule 2.6       Certain Assets
  Schedule 2.6(a)    Liens
  Schedule 2.7       Employees and Employment Contracts
  Schedule 2.8       Employee Benefit Plans
  Schedule 2.9       Litigation
  Schedule 2.16      Hazardous Materials
  Schedule 2.18      Financial Statements

                           ASSET PURCHASE AGREEMENT
                           ------------------------


  ASSET PURCHASE AGREEMENT dated as of April 19, 1996, between Crescent Communications L.P., a Delaware limited partnership ("Seller"), and Evergreen Media Corporation of Los Angeles, a Delaware corporation ("Purchaser").


                                   RECITALS:
                                   --------

  WHEREAS, Seller is the licensee of radio broadcast station KYLD-FM, licensed to San Mateo, California (the "Station"), pursuant to certain FCC Licenses (as hereinafter defined) issued by the Federal Communications Commission (the "FCC") and owns certain assets used or held for use solely in connection with the operation of the Station;

  WHEREAS, Seller desires to sell, assign, and transfer to Purchaser the rights associated with the FCC Licenses with respect to the Station, and all of the assets described in more detail below, and Purchaser desires to purchase from Seller the rights associated with such FCC Licenses, and all of the assets described in more detail below, all on the terms described herein; and

  WHEREAS, in connection with this Agreement, the parties are simultaneously entering into a Time Brokerage Agreement providing for the sale of substantially all of the broadcast time of the Station from Seller to Buyer, subject to and in compliance with the rules and policies of the FCC (the "Time Brokerage Agreement").

  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, the parties hereto agree as follows:


SECTION 1.  Purchase and Sale of Assets.
- ---------   ---------------------------

  1.1       Station Assets.  Subject to and in reliance upon the
            --------------
representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, Seller will grant, convey, sell, assign, transfer and deliver to Purchaser on the Closing Date (as defined in Section 1.4), and Purchaser shall purchase from Seller on the Closing Date, the following properties, assets, privileges, rights, interests and claims (the "Station Assets"):

            (a) Licenses and Authorizations.  All of Seller's rights
                ---------------------------
associated with the licenses, permits and authorizations issued or granted to Seller by the FCC (the "FCC Licenses") and, to the extent assignable, by any other governmental body with respect to the operation of the Station, all of which are listed on Schedule 1.1(a) attached hereto, and all applications
                    ---------------
therefor, together with any renewals, extensions, or modifications thereof and additions thereto (collectively, the "Licenses");

          (b) Tangible Personal Property.  All tangible personal property of
              --------------------------
Seller listed on Schedule 1.1(b) attached hereto, and any additions,
                 ---------------
improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date, but excluding any Disposed Property (as defined in Section 1.2(c));

          (c) Real Property.  All leaseholds and other interests of every kind
              -------------
and description in real property, buildings, towers, antennae and fixtures and improvements thereon owned by Seller as of the date of this Agreement and used or held for use solely in connection with the operation of the Station, excluding the Studio Lease (as defined in Section 1.2(g)), all of which are listed on Schedule 1.1(c) attached hereto, and any additions, improvements,
          ---------------
replacements and alterations thereto made between the date of this Agreement and the Closing Date (collectively, "Station Real Property");

          (d) Other Contracts.  All rights of Seller under the contracts and
              ---------------
agreements listed on Schedule 1.1(d) attached hereto (the "Assumed Contracts"),
                     ---------------
but not including any Restricted Contract (as defined in Section 4.3) as to which any required consent for the assignment thereof to Purchaser is not obtained;

          (e) Intangible Rights.  The Station's call letters and all trademarks,
              -----------------
service marks, copyrights, franchises, trade names, jingles, slogans, and other intangible rights, owned by Seller as of the date of this Agreement and used or held for use solely in connection with the operation of the Station, all of which are listed on Schedule 1.1(e) attached hereto (the "Intangible Rights");
                    ---------------

          (f) Programming and Copyrights.  All programs and programming
              --------------------------
materials and elements of whatever form or nature owned by Seller as of the date of this Agreement and used or held for use solely in connection with the operation of the Station, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, together with all such programs, materials and elements acquired by Seller solely in connection with the operation of the Station between the date of this Agreement and the Closing Date;

          (g) FCC Records.  All FCC logs and other FCC records that relate
              -----------
solely to the operation of the Station;

          (h) Files and Records.  All files, records, books, logs, ledgers or
              -----------------
journals of Seller relating solely to the operation of the Station and located at the Station, including those relating to the FCC Licenses; and

          (i) Goodwill.  All of Seller's goodwill in, and going concern value
              --------
of, the Station.

  1.2     Excluded Assets.  There shall be excluded from the Station
          ---------------
Assets and retained by Seller, to the extent in existence on the Closing Date, the following assets (the "Excluded Assets"):

          (a) Cash and Investments.  All cash and cash equivalents on hand or in
              --------------------
bank accounts and other cash items and short-term investments of Seller;

          (b) Receivables.  All accounts receivable arising from the operation
              -----------
of the Station by Seller outstanding on the Closing Date (collectively, "Receivables");

          (c) Disposed Personal Property.  All tangible personal property
              --------------------------
consumed or disposed of in the ordinary course of the business of the Station after the date of this Agreement and prior to the Closing Date (collectively, "Disposed Property");

          (d) Insurance.  All contracts of insurance;
              ---------

          (e) Claims.  Any and all claims of Seller with respect to transactions
              ------
occurring or arising prior to the Closing Date, including without limitation claims for Tax refunds (collectively, "Claims");

          (f) Books and Records.  Any books and records which Seller is required
              -----------------
by law to retain, any books and records of Seller not relating solely to the Station and all of Seller's partnership and tax books and records; and

          (g) Studio Lease and Equipment.  The lease between Intercontinental
              --------------------------
Radio, Inc. and Sekotac, Inc. and assigned to Seller as of November 19, 1993, relating to the studio of the Station at 55 Green Street, San Francisco, California (the "Studio Lease") and all equipment and other tangible personal property of Seller (other than the equipment and tangible personal property of Seller at such location listed in Schedule 1.1(b) attached hereto) at such location (the "Excluded Property").

  1.3     Liabilities.  Purchaser shall on and as of the Closing Date assume,
          -----------
and shall become and be fully liable and responsible for, and (as between the parties hereto) Seller shall have no further liability or responsibility for or with respect to all liabilities and obligations of Seller which are to be performed after the Closing Date arising under each License and, Assumed Contract (except any Restricted Contract for which consent to the assignment to Purchaser has not been obtained) (collectively, the "Assumed Liabilities"). Purchaser shall not be liable for or be required to pay any other obligation of Seller, except as provided in the Time Brokerage Agreement.

  1.4     The Closing.  The consummation of the transactions provided for in
          -----------
this Agreement (the "Closing") shall take place at the offices of Latham & Watkins, Washington, D.C., 10:00 a.m., local time, on (a) the date five (5) business days after the later of (i) the satisfaction of the conditions set forth in Sections 6.4 and 7.4 with respect to FCC approvals

(the "FCC Conditions"), and (ii) the satisfaction of the conditions set forth in Sections 6.5 and 7.5 with respect to the HSR Act (as this and certain other terms are defined in Section 10 hereof) (the "HSR Conditions") or (b) such other place, time or date subsequent to the satisfaction of the FCC Conditions and the HSR Conditions as the parties shall agree upon in writing. The date on which the Closing is to occur is referred to herein as the "Closing Date."

  1.5     Purchase Price.  In consideration of the sale by Seller to
          --------------
Purchaser of the Station Assets, subject to the assumption by Purchaser of the Assumed Liabilities and the satisfaction of all of the conditions contained herein, Purchaser shall pay to Seller at the Closing the aggregate purchase price of Forty Four Million Dollars ($44,000,000) (the "Purchase Price"), subject to adjustment as provided in Section 1.8 hereof, payable as follows:

          (a) by wire transfer of Thirty Nine Million Dollars ($39,000,000) in immediately available funds to an account or accounts specified by Seller; and

          (b) by delivery to Seller from the Escrow Agent of the Five Million Dollar ($5,000,000) Escrow Deposit (as defined in Section 1.6) by wire transfer of immediately available funds to an account or accounts specified by Seller.

  1.6     Escrow Deposit.  Contemporaneously with the execution and delivery of
          --------------
this Agreement, Purchaser shall deliver to the Escrow Agent the sum of Five Million Dollars ($5,000,000) (the "Escrow Deposit"). The Escrow Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account subject to an escrow agreement in the form of Exhibit A hereto (the "Deposit Escrow
                                ---------
Agreement"), and shall be distributed in accordance with the provisions of the Deposit Escrow Agreement and upon and subject to the following additional terms and conditions:

          (a) in the event of the termination of this Agreement by Seller pursuant to Section 8.1(c) or Section 8.1(e) hereof, the Escrow Deposit (and any and all interest earned thereon) shall continue to be held in escrow by the Escrow Agent and distributed only upon joint written instructions from Seller and Purchaser;

          (b) in the event of the termination of this Agreement for any reason other than as referred to in Section 1.6(a), the Escrow Deposit (and any and all interest earned thereon but not yet disbursed to Purchaser pursuant to Section 1.6(d)) shall be returned to Purchaser;

          (c) in the event that the Closing takes place, the Escrow Deposit shall be paid to Seller and applied for Purchaser's account to the Purchase Price due at the Closing as provided in Section 1.5 and any and all interest earned on the Escrow Deposit but not yet disbursed to Purchaser pursuant to
Section 1.6(d) shall be paid to Purchaser;

          (d) all interest income earned on the Escrow Deposit while in escrow shall be disbursed periodically to Purchaser and shall be reported by Purchaser for all income tax purpose; and

          (e) Seller and Purchaser shall promptly provide to the Escrow Agent joint written instructions with respect to distribution of the Escrow Deposit in accordance with this Section 1.6.

  1.7     Indemnification Escrow.  Upon receipt by Seller of the Purchase
          ----------------------
Price, Seller shall deliver to the Indemnification Escrow Agent the sum of One Million Dollars ($1,000,000) (the "Indemnification Escrow Deposit"). The Indemnification Escrow Deposit shall be held in escrow by the Indemnification Escrow Agent until the first anniversary of the Closing Date in accordance with and subject to an indemnification escrow agreement in the form of Exhibit B
                                                                  ---------
hereto (the "Indemnification Escrow Agreement") to secure and as the sole source of payment of claims for indemnification made in accordance with Section 9.2 of this Agreement.

  1.8     Pro Rations.  The following items shall be prorated between
          -----------
Seller and Purchaser with the proration to be made as of 12:00 a.m. on the Closing Date and the net amount thereof paid to Seller or Purchaser on the Closing Date, with any final adjustments to such proration paid in cash within thirty (30) days of the Closing Date: power and utilities charges, ad valorem,
                                                                    ----------
real estate and other property taxes upon the basis of the most recent assessment available, prepaid cash time sales agreements, program license fees, broadcast rights fees, prepaid rents and similar prepaid and deferred items relating to the Station Assets. All special assessments and similar charges or liens imposed against the real property in respect of any period of time through the Closing Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Closing Date shall be the responsibility of Purchaser and shall be adjusted as required hereunder.

  1.9     Allocation of Purchase Price.  Prior to or at the Closing,
          ----------------------------
Seller and Purchaser shall agree on an allocation of the Purchase Price (as adjusted pursuant to Section 1.8 hereof), which allocation shall be attached hereto as Schedule 1.9 as of the Closing. Such allocation shall be made in
          ------------
accordance with (i) a fair market value appraisal of the Station Assets rendered by an appraisal firm selected by Purchaser and reasonably acceptable to Seller and the fees of which shall be paid by Purchaser, and (ii) the provisions of
Section 1060 of the Code. Such allocation shall be binding upon Purchaser and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Each of Purchaser and Seller further agrees to file its Federal income tax returns and its other tax returns reflecting such allocation, Form 8594 and any other reports required by Section 1060 of the Code, in accordance with said Schedule 1.9.
                                          ------------

  1.10    Delivery of Agreement of Assumption of Liabilities.  At the Closing,
          --------------------------------------------------
Purchaser shall deliver to Seller, an agreement for the assumption of the Assumed Liabilities by Purchaser in form and substance reasonably satisfactory to Seller and its counsel.

  1.11    Transfer of Subject Assets.  At the Closing, Seller shall deliver to
          --------------------------
Purchaser instruments of transfer, in form and substance reasonably satisfactory to Purchaser and its counsel, transferring to Purchaser title to all of the Station Assets free and clear of all mortgages, liens, security interests, defects in title and encumbrances (collectively, "Security Interests") except for (i) the Security Interests disclosed on Schedule 1.11 attached hereto,
                                            -------------
(ii) liens for Taxes not yet due and payable, (iii) statutory liens which secure payments not yet due that arise, and are customarily discharged, in the ordinary course of the business of the Station, (iv) easements, rights-of way and similar imperfections in Seller's title and, with respect to the Real Property Leased, the title of the entity or entities by, through and under which Seller obtains its leasehold interests in the property, to its respective assets or properties that, individually or in the aggregate, are not material in character or amount and do not materially impair the value or materially interfere with the use of any of the Station Assets material to the operation, financial condition or results of operation of the business of the Station as it has been and is now conducted, and (v) the Assumed Liabilities. The Security Interests referred to in the foregoing clauses (i)-(v) are collectively referred to herein as "Permitted Liens".

  1.12    Delivery of Assets.  At the Closing, Seller shall deliver to
          ------------------
Purchaser possession of the Station Assets, including, without limitation, those listed on the Schedules hereto, with such assignments thereof and consents to assignments as are necessary to assure Purchaser of the full benefit of the same (other than as provided in Section 4.3 hereof).

  1.13    Mt. Diablo Site Construction.  Seller will use its reasonable best
          ----------------------------
efforts to cause the repair and/or replacement of the booster tower at the Station's Mt. Diablo site as described in Schedule 1.1(b) (the "Mt. Diablo
                                          ---------------
Tower") to be completed as soon as possible; provided, however, that Purchaser acknowledges that Seller does not have ultimate control as to the timing or consummation of such construction. If such construction has not been completed prior to the Closing Date, Seller will reimburse Purchaser for the expenses relating to such construction which Purchaser is required to pay as the owner of the Station but not any such expenses paid by Purchaser as the owner or operator of any other radio station. Such reimbursement shall be made promptly following receipt by Seller of reasonable evidence of payment of such expenses by Purchaser. The expenses to be paid or reimbursed hereunder by Seller shall be paid or reimbursed in full and shall not be considered for the purpose of calculating Seller's aggregate liability pursuant to Section 9.2(b)(iii).

  1.14    Further Assurances.  Seller and Purchaser from time to time after the
          ------------------
Closing at the request of the other and without further consideration shall execute and deliver further instruments of transfer, assignment and assumption and take such other action as Seller or Purchaser, as the case may be, may reasonably require to (a) more effectively transfer and assign to, and vest in, Purchaser the Station Assets and (b) ensure the assumption, payment and performance by Purchaser of the Assumed Liabilities.


SECTION 2.  Representations and Warranties of Seller.
- ---------   ----------------------------------------

  Seller hereby represents and warrants to Purchaser as follows:

  2.1     Organization and Power.
          ----------------------

          (a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business in, and is in good standing under the laws of the State of California, with the requisite partnership power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted, and to execute, deliver and perform this Agreement.

          (b) Crescent Communications GP, Inc., the sole general partner of Seller ("Seller GP"), is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business in, and is in good standing under the laws of the State of California, with the requisite corporate power and authority to own or lease its properties, to act as the general partner of Seller, to conduct its business as such business is now conducted and to carry out the transactions contemplated hereby.

          (c) The present and former addresses of Seller's chief executive offices, and all present and former locations of all tangible personal property included in the Station Assets are listed in Schedule 2.1 hereto. Schedule 2.1
                                             ------------          ------------
sets forth each corporate, partnership, fictitious and other name used by Seller in the conduct of the Station's business or in connection with the use or operation of the Station Assets since November 19, 1993 when Seller acquired certain of the Station Assets.

  2.2     Corporate Action.  All actions and proceedings necessary to be taken
          ----------------
by or on the part of Seller and Seller GP in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by Seller. This Agreement constitutes, and each of the Time Brokerage Agreement, Deposit Escrow Agreement and Indemnification Escrow Agreement (the "Seller Documents") when executed and delivered by Seller will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

  2.3     No Defaults.  Except as set forth on Schedule 2.3 attached hereto,
          -----------                          ------------
the execution, delivery and performance by Seller of this Agreement and each Seller Document do not and will not (i) violate any provision of the Amended and Restated Limited Partnership Agreement of Seller, (ii) violate any provision of the Certificate of Incorporation, as amended, or By-Laws of Seller GP, (iii) assuming that the consents referred to in Section 4.3 hereof or otherwise contemplated hereby are obtained, constitute a violation of, or conflict with or result in any breach of or any default under, any mortgage, indenture, agreement or instrument to which Seller is a party or by which Seller is bound, or (iv) violate any judgment, decree, order, statute, rule or regulation applicable to Seller, Seller GP or the Station.

  2.4     Licenses.  As of the date of this Agreement, Seller is the holder of
          --------
the Licenses. Such Licenses constitute all of the material licenses, permits and authorizations necessary for the operation of the Station as now operated and all of the Licenses are in full force and effect, are valid for the balance of the current license term applicable generally to radio stations licensed to communities in California, are unimpaired by any acts or omissions of Seller or any of its affiliates, or the employees or agents, of Seller or any of its affiliates, and are free and clear of any restrictions which might limit the full operation of the Station in the manner and to the full extent as it is now operated (other than conditions and restrictions under the terms of the Licenses themselves). Seller has delivered to Buyer true and complete copies of the Licenses, including any and all amendments and other modifications thereto. There is not pending, or to Seller's knowledge threatened, any action by or before any governmental authority to revoke, cancel, rescind or modify any of the Licenses (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding, or, to the knowledge of Seller, pending or threatened by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller with respect to the Station, other than regularly scheduled license renewal proceedings. The Station are operating in compliance in all material respects with the Licenses, the Communications Act of 1934, as amended (the "Communications Act"), and the current rules, regulations, and policies of the FCC. Seller is not aware of any reason why those of the Licenses subject to expiration might not be renewed in the ordinary course for a full term without material qualifications or of any reason why any of the Licenses might be revoked. The Station is in compliance with the FCC's policy on exposure to radio frequency radiation, including access to the Station's transmission facilities. No renewal of any License would constitute a major environmental action under the rules of the FCC. There are no facts known to Seller which, under the Communications Act, or the existing rules of the FCC, would disqualify Seller from assigning the Licenses or from consummating the transactions contemplated herein within the times contemplated herein. Seller maintains an appropriate public inspection file at the Station's studio in accordance with FCC rules.

  2.5     Condition and Operation of Assets.  All tangible Station Assets are
          ---------------------------------
in good repair and operating condition, ordinary wear and tear excepted. All real property leased by Seller and all tangible Station Assets, and Seller's use of the same, comply in all material respects with all applicable ordinances and regulations and building or other laws. All real property leased by Seller and all tangible Station Assets comply in all material respects with the requirements, standards, rules and regulations of the FCC and of the FCC Licenses. The transmitters for the Station are operating in all material respects in accordance with and within the parameters established by the FCC and the FCC Licenses. The broadcast towers for the Station are in compliance in all material respects with all applicable laws, including, without limitation, the Federal Aviation Act and all rules and regulations promulgated thereunder.

  2.6     Leaseholds, Title, Liens, Etc.  Schedule 1.1(b) attached hereto
          -----------------------------   --------------
contains descriptions of all items of tangible personal property of every kind or description owned by Seller and used or held for use solely in connection with the operation of the Station, other than such property included in the Excluded Assets. Schedule 1.1(c) attached hereto contains descriptions of all
                  --------------
leaseholds and other interests of every kind and description in real property, buildings, towers and antennae owned by Seller and used or held for use solely in connection with the operation of the Station, (other than the Studio Lease) and leases or licenses or other rights to possession thereof. Seller has full legal power and authority to assign its rights under the Real Property Leases to Purchaser in accordance with this Agreement and subject to obtaining necessary consents of third parties, such assignment will not affect the validity, enforceability and continuity of any such Real Property Lease. A true and complete copy of each Real Property Lease has been delivered to Purchaser together, in the case of any subleases or similar occupancy agreements, with copies of all overleases. Neither Seller nor, to Seller's knowledge, any other party is in default, violation or breach in any material respect under any Real Property Lease and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach thereunder. No amount payable under any Real Property Lease is past due. Except as provided in the Real Property Leases, Seller enjoys peaceful and undisturbed possession of the premises leased by Seller under each Real Property Lease. The Real Property Leases are the sole and complete agreements concerning Seller's use of the leased premises. To Seller's knowledge, there exists no writ, injunction, decree, order or judgment, nor any litigation, pending, or threatened, relating to the use, lease, occupancy or operation by Seller of any of the leased premises. To the best of Seller's knowledge, there are no pending or threatened or contemplated condemnation or eminent domain proceedings that may affect the leased premises. To the best of Seller's knowledge, Seller has not received notice of any violation of any applicable zoning ordinance or bylaw. The Station Assets together with the assets set forth on Schedule 2.6 and the Excluded Assets are all of the
                    ------------
material assets and properties necessary to conduct the business of the Station as presently conducted. The Station Assets are free and clear of all Security Interests, except for the liens set forth on Schedule 2.6(a) and the Permitted
                                             ---------------
Liens. Schedule 2.6 sets forth a complete list of material assets used in the
       ------------
operation of the Station that are not used solely in the operation of the Station (it being understood that such listed assets are not being conveyed to Purchaser).

  2.7     Employees.
          ---------

          (a)  Schedule 2.7 contains a true and complete list of all persons
              ------------
employed at the Station as of the date of this Agreement, each such person's compensation and bonus arrangements and the Employee Plans listed in Schedule 2.8, if any, applicable
                                              ------------
to each such person. Seller is not a party to any agreement or arrangement, written or oral, with salaried or non-salaried employees except as described in Schedules 2.7 and 2.8. Except as described in Schedule 2.7, Seller has no
- ---------------------                         ------------
knowledge that any employee identified in Schedule 2.7 currently plans to
                                          ------------
terminate employment, whether by reason of the transactions contemplated by this Agreement or otherwise.


          (b) Except as disclosed in Schedules 2.7 and 2.8, Seller is not a
                                     ---------------------
party to or subject to any Contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees at the Station. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller at the Station. There are no unfair labor practice charges pending or, to the best of Seller's knowledge, threatened against Seller; there are no pending or threatened strikes, arbitration proceedings involving labor matters or other labor disputes affecting Seller or the Station; and Seller has not experienced any strikes, work stoppages or other significant labor difficulties of any nature at the Station in the past two years.

  2.8     Employee Benefit Plans.  Schedules 2.7 and 2.8, together, set forth a
          ----------------------   ---------------------
true and complete list of each "employee benefit plan" within the meaning of
Section 3(3) of ERISA, or compensation, bonus, incentive, deferral, equity based, severance, termination, retention, change in control, employment or other similar program, agreement, arrangement, trust or other funding arrangement, whether or not subject to the provisions of ERISA, to which Seller is bound or that is or has been established or maintained or in respect of which Seller has ever had any obligation to contribute in which Station employees participate (each, an "Employee Plan"). Except pursuant to an Employee Plan, Seller has no fixed or contingent liability or obligation to or in respect of any person now employed at the Station or any beneficiary or dependent of any such person, including, without limitation, in respect of pension or thrift benefits or payments, individual or supplemental pension benefits or payments or compensation arrangements, contributions to hospitalization or other health, life or other welfare benefits, incentive benefits or payments, bonus benefits or payments or vacation, sick leave, disability and termination benefits or payments, including workers' compensation. No trade or business (whether or not incorporated) is or has been as of any date within the preceding six years been treated as a single employer together with Seller pursuant to Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"). Seller has not incurred or reasonably expects to incur (either directly or indirectly, including as a result of any indemnification obligation) any liability that could become a liability of Purchaser or, following the Closing, remain a liability of the Station under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the best knowledge of Seller, no event, transaction or condition has occurred or exists which could result in any such liability. Each of the Employee Plans has been operated and administered in all material respects in accordance with all applicable laws, including but not limited to ERISA and the Code.

  2.9     Litigation.  Except as described in Schedule 2.9 hereto, there is
          ----------                          ------------
no litigation, proceeding or investigation pending against, or to Seller's knowledge threatened, against Seller related to or affecting the Station (except for proceedings affecting the radio broadcasting industry generally). It is expressly understood that Purchaser by this Agreement does not assume or accept any liability for any obligation arising out of any litigation, proceeding or investigation described in Schedule 2.9. Seller has not been operating under or
                           ------------
subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic. Seller has no knowledge of any facts that could reasonably result in any such proceedings. It is expressly understood that Purchaser, by this Agreement, does not assume or accept any liability for any obligation arising out of such proceedings.

  2.10    Brokers.  Other than Star Media Group, the fees of which shall be
          -------
paid by Seller, Seller has not retained any broker, finder or other person who would have any valid claim against Seller or Purchaser for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

  2.11    Contracts.  Schedule 1.1(d) contains a true and complete list
          ---------   ---------------
of all Assumed Contracts and Seller has delivered or made available to Purchaser or its representatives complete and correct copies of all such Assumed Contracts, as the same have been amended or modified from time to time. All Assumed Contracts listed on such Schedules are valid, in full force and effect, binding and enforceable upon Seller, and, to Seller's knowledge, upon the other parties thereto, in accordance with their respective terms. The sale of the Station Assets as contemplated herein will in no way affect the terms, conditions, validity or enforceability of any such Assumed Contracts if (i) the consents referred to in Section 4.3 hereof or otherwise contemplated hereby are obtained and (ii) such Assumed Contracts are otherwise assigned in accordance with the terms thereof. Seller has satisfied in full or provided for all of its liabilities and obligations under such Assumed Contracts required to be satisfied prior to or on the date hereof and is not in material default under any of them, nor to Seller's knowledge is any other party to any such Assumed Contract in material default thereunder. Seller has not granted or been granted any express waiver or forbearance with respect to any of the Assumed Contracts.

  2.12    Intangible Rights  All Intangible Rights owned or licensed by
          -----------------
Seller and used or held for use solely in connection with the operation of the Station are set forth on Schedule 1.1(e) hereto. Such Intangible Rights
                         ---------------
constitute all such information necessary for the operation of the Station as currently operated. To Seller's knowledge, none of such Intangible Rights, nor Seller's use of any thereof, infringes upon Intangible Rights of any other person or entity. Seller has no knowledge of any infringement of such Intangible Rights.

  2.13    Compliance with Laws; Required Consents.  Seller is in
          ---------------------------------------
compliance in all material respects with all laws, rules and regulations of any governmental department, commission, board, agency or instrumentality applicable to Seller with respect to the operation of the Station. Except for (i) the FCC Assignment Consent and the Final Order contemplated by Section 6.4 hereof and (ii) the filings under the HSR Act contemplated by Section 4.8 hereof, no approval, consent, authorization or other order of, and no designation, registration or qualification with, any governmental authority is required for the consummation by Seller of the transactions contemplated hereby.

  2.14    No Interference.  To the best of Seller's knowledge, (i) the
          ---------------
Station is not causing interference in violation of FCC rules to the transmission of any other broadcast station or communications facility and has not received any complaints with respect thereto and (ii) no other broadcast station or communications facility is causing interference in violation of FCC rules to the Station's transmissions or the public's reception of such transmissions.

  2.15    Insurance. Seller keeps the tangible Station Assets which are
          ---------
of an insurable character insured by financially sound and reputable insurers against such hazards, risks and liabilities to persons and property to the extent and in the manner customary for entities in the business of owning and operating radio Station. All insurance policies with respect to the Station Assets are in full force and effect and Seller is not in default in any material respect of any provisions thereof.

  2.16    Hazardous Materials.  Except as permitted by or consistent with
          -------------------
applicable Environmental Laws or as set forth on Schedule 2.16 attached hereto:
                                                 -------------

          (a) Seller's use of the Station Real Property is in compliance in all material respects with all Environmental Laws.

          (b) Seller has never generated, transported, used, stored or disposed of on any Station Real Property any Hazardous Material (as defined below) and, to Seller's knowledge, there has never been any Hazardous Material generated, transported, used, stored, or disposed of on any Station Real Property;

          (c) no Hazardous Material has ever been spilled, released, or disposed of on, under or about any Station Real Property by Seller or, to Seller's knowledge, has ever come to be located in the soil or groundwater of any Station Real Property; and

          (d) no underground storage tanks have ever been placed on or under any Station Real Property by Seller and to Seller's knowledge, and there are no underground storage tanks on or under any Station Real Property.

  Seller has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental matter or the enforcement of any Environmental Law, in each case involving any Station Real Property.

  2.17    Insolvency Proceedings.  Neither Seller nor the Station Assets are the
          ----------------------
subject of any pending or threatened insolvency proceedings of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Seller has not made an assignment for the benefit of creditors taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings. After giving effect to the transaction contemplated by this Agreement, Seller (i) will have sufficient capital to carry on its business and transactions, (ii) will be able to pay its debts as they mature or become due, and (iii) will own assets the fair value of which will be greater than the sum of all liabilities (including contingent liabilities) of Seller not specifically assumed by Purchaser pursuant to the terms of this Agreement. Seller is not insolvent nor will it become insolvent as a result of entering into this transaction.

  2.18    Financial Statements.  On the date hereof, Seller has furnished
          --------------------
Purchaser with the financial statements of the Station described in Schedule
                                                                    --------
2.18 hereto (the "Financial Statements").  The Financial Statements are
- ----
unaudited, have been prepared by Seller consistent with past practices and fairly represent the results of operations of the Station for the periods indicated in all material respects. The interim financial statements included in the Financial Statements are subject to customary year-end adjustments. Except as reflected in the Financial Statements or otherwise disclosed to Purchaser in writing, no event has occurred since the preparation of the most recent Financial Statements that would make such Financial Statements misleading in any material respect.

  2.19    Payment of Taxes.  Seller has, or by the Closing Date will have,
          ----------------
duly filed all tax returns and forms required to be filed by Seller in respect of the Station and paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies and other levies reflected on such returns and forms, excepting such taxes, assessments, and other levies as will not be due until after the Closing Date and that are to be prorated between Seller and Purchaser pursuant to Section 1.8. No event has occurred that could impose on Purchaser any liability for any taxes, penalties, or interest due or to become due from Seller from any taxing authority.

  2.20    No Misleading Statements.  To Seller's knowledge, neither this
          ------------------------
Agreement nor the Schedules attached hereto contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make such statement or information not misleading.

  2.21    Exclusivity of Representations.  THE REPRESENTATIONS AND WARRANTIES
                 ------------------------------
MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES. SELLER HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY

DOCUMENTATION OR OTHER INFORMATION BY SELLER OR ANY OTHER PERSON IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


SECTION 3.  Representations and Warranties of Purchaser.
- ---------   -------------------------------------------

  Purchaser represents and warrants to Seller as follows:

  3.1     Organization and Power.  Purchaser is a corporation duly organized,
          ----------------------
validly existing and in good standing under the laws of the State of Delaware with the requisite power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted, and to execute, deliver and perform this Agreement.

  3.2     Corporate Action.  All actions and proceedings necessary to be
          ----------------
taken by or on the part of Purchaser in connection with the transactions contemplated by this Agreement have been duly and validly taken, and each of this Agreement and each other agreement, document and instrument to be executed and delivered by Purchaser pursuant to this Agreement (collectively, the "Purchaser Documents") has been duly and validly authorized, executed, and delivered by Purchaser, and constitutes, or when executed and delivered will constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with and subject to its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

  3.3     No Defaults.  The execution, delivery and performance by Purchaser
          -----------
of each of the Purchaser Documents do not and will not (i) violate any provisions of the Certificate of Incorporation or By-laws of Purchaser, each as amended to date; (ii) constitute a violation of, or conflict with or result in any breach of or any default under, any mortgage, indenture, agreement or instrument to which Purchaser is a party or by which Purchaser is bound, except for such violations, conflicts and breaches as would not have a material adverse effect on Purchaser or (iii) violate any judgment, decree, order, statute rule or regulation applicable to Purchaser.

  3.4     Brokers.  Purchaser has not retained any broker, finder or other
          -------
person who would have any valid claim against Seller or Purchaser for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby.

  3.5     Qualification as a Licensee.  There are no facts known to
          ---------------------------
Purchaser which, under the Communications Act or the existing rules of the FCC), would disqualify Purchaser from acquiring the Station Assets as contemplated by this Agreement. Purchaser is in compliance with Section 310(b) of the Communications Act.

  3.6     Litigation.  There is no litigation, proceeding or investigation
          ----------
pending or, to Purchaser's knowledge, threatened against or affecting Purchaser that is reasonably likely to prevent or hinder the consummation of the transactions contemplated by this Agreement.

  3.7     Approvals and Consents.  The only approvals or consents of persons
          ----------------------
and entities not a party to this Agreement that are legally or contractually required to be obtained by Purchaser in connection with the consummation of the transactions contemplated by this Agreement are the FCC approvals contemplated by Section 7.4 and the filings under the HSR Act contemplated by Section 5.7

  3.8     Financing.  Seller has or has legally binding commitments for
          ---------
sufficient funds to consummate the transactions contemplated by this Agreement.


SECTION 4.  Covenants of Seller.
- ---------   -------------------

  Seller hereby covenants and agrees as set forth in this Section 4.

  4.1     Operation of the Business.
          -------------------------

          (a) Except as otherwise permitted pursuant to the written consent of Purchaser (which consent shall not be unreasonably withheld), from the date of this Agreement until completion of the Closing, Seller shall:

              (i) continue to carry on the business of the Station in the ordinary course consistent in all material respects with past practices;

              (ii) keep its books and accounts, records and files relating to the Station in the ordinary course of business and in a manner consistent with past practice;

              (iii) operate the Station in accordance with the terms of the FCC Licenses and in compliance in all material respects with all applicable laws, rules and regulations, including FCC rules and regulations;

              (iv) file timely any necessary applications for renewal of, and to preserve in full force and effect, the FCC Licenses for their full terms; and

              (v) use its reasonable best efforts to resume broadcasting at normal power as quickly as the applicable circumstances would allow in the event of any cessation of broadcasting or reduction in power.

          (b) Except as otherwise permitted pursuant to the written consent of Purchaser (which consent shall not be unreasonably withheld), from the date of this Agreement until completion of the Closing Seller shall use all reasonable efforts to:

              (i) preserve the business organization of the Station;

              (ii) retain the present management level and key employees of the Station;

              (iii) use and operate the Station Assets in a manner consistent with past practice and maintain all tangible properties in good repair and operating condition subject only to ordinary wear and tear; and

              (iv) maintain insurance upon all of the tangible Station Assets in such amounts and of such kinds comparable to that in effect on the date hereof with respect to such Station Assets and with respect to the operation of the Station, with insurers of substantially the same or better financial condition;

provided, however, that nothing contained in this Agreement shall require
- --------  -------
Seller to expend money in fulfillment of its obligations set forth in this
Section 4.1(b) other than those expenditures that Seller would have made in the ordinary course of the business of the Station and consistent with past practices.

          (c) Subject to paragraph (d) of this Section 4.1, nothing contained in this Agreement shall give Purchaser any right to control the programming, operations, or any other matter relating to the Station prior to the Closing Date, and Seller shall have complete control of the programming, operations, and all other matters relating to the Station up to the Closing Date.

          (d) Prior to the Closing Date, Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld):

              (i) sell, lease, transfer or otherwise dispose, or agree to sell, lease, transfer or otherwise dispose of any material Station Assets other than in the ordinary course of business;

              (ii) except as may be required by applicable law, enter into any contract of employment with any employee of the Station (other than with respect to employees terminable at will) or with any collective bargaining agent representing any such employees;

              (iii) renegotiate, modify, amend or terminate any Assumed Time Sale Agreement or Assumed Contract except in the ordinary course of business;

              (iv) increase the rates of direct or bonus compensation payable or to become payable to any officer, employee, agent or consultant of the Station, except (A) in the ordinary course of business consistent with past practices, (B) in accordance with the existing terms of contracts entered into prior to the date of this Agreement and (C) for bonuses paid to certain employees of the Station as an incentive to induce such employees to continue their employment at the Station;

              (v) incur, assume, acquire, renew or allow the renewal of, or agree to incur, assume, acquire, renew or allow the renewal of, any obligation or liability with respect to the Station except in the ordinary course of business consistent with past practices; or

              (vi) mortgage, pledge or subject to any Security Interest, other than Permitted Liens, any of the Station Assets.

  4.2     Investigation.  At the reasonable request of Purchaser and upon
          -------------
reasonable advance notice, Seller shall from time to time give to Purchaser and its representatives, at Purchaser's expense, full access during normal business hours to all the Station Assets, including without limitation access to conduct any Phase I environmental site assessments or other studies.

  4.3     Consents.
          --------

          (a) Contracts listed on Schedule 1.1(d) with respect to which a
                                  ---------------
consent or approval to the transactions provided for in this Agreement is required are designated with an asterisk (collectively, "Restricted Contracts"). Notwithstanding any other provision of this Agreement, Seller will use commercially reasonable efforts (not involving the payment by any Seller of money to any party to any such Contract) to obtain the consents or approvals of third parties required under any Restricted Contract in order to assign any such Restricted Contract from Seller to Purchaser or otherwise by reason of the transactions provided for in this Agreement. If any such consent or approval is not obtained, Seller will use commercially reasonable efforts (not involving the payment of money, or the commitment to pay money, to any person or entity) to secure an arrangement satisfactory to Purchaser intended to provide for Purchaser following the Closing the benefits under such Restricted Contract. Provided that Seller shall have complied with this Section 4.3, Purchaser shall have no right to terminate this Agreement or to seek damages or other remedies from Seller as a result of any failure by Seller to obtain any such consent or approval or to provide any such alternative arrangement with respect to any Restricted Contract nor shall any such failure relieve Purchaser of any of its obligations hereunder. Notwithstanding the foregoing, nothing in this Section
4.3 shall excuse Seller from obtaining consents to assignment which are a condition to Purchaser's obligations hereunder as set forth in Section 7.6.

          (b) Nothing in this Agreement will constitute a transfer or an attempted transfer of any Restricted Contract which by its terms or under applicable law or governmental rules or regulations requires the consent or approval of a third party (including, without limitation, a governmental authority) unless such consent or approval shall have been obtained.

  4.4     FCC Applications.
          ----------------

          (a) FCC Assignment Consent. On April 26, 1996, Seller shall file
              ----------------------
applications (after receiving Purchaser's portion of such applications pursuant to Section 5.1) with the FCC required to obtain the FCC Assignment Consent. Seller shall diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion, including, without limitation, compliance with the public notice requirements of the Communications Act. Seller shall promptly provide Purchaser with a copy of any pleading, order, or other document served on Seller relating to such applications. Seller will cooperate with Purchaser and use reasonable, diligent and good faith efforts to obtain the FCC Assignment Consent and a Final Order. Seller will in good faith use all reasonable efforts to answer FCC inquiries and third-party objections, if any, with respect to the application for FCC Assignment Consent, and to avoid designation for hearing. Seller will bear its own legal and other fees and expenses involved in the preparation and prosecution of the application for FCC Assignment Consent except as provided in Section 11.1 hereof.

          (b) FCC Renewal.  Seller agrees to file timely applications and comply
              -----------
with all applicable FCC rules and regulations for renewal by the FCC of any of the FCC Licenses for which it is appropriate, consistent with Seller's past practices.

          (c) Control of Station.  The transactions contemplated hereby are
              ------------------
expressly conditioned upon receipt of the FCC Assignment Consent and a Final Order, and nothing contained in this Agreement shall give Purchaser the right to control the programming, equipment, personnel or operations of the Station prior to the Closing Date.

  4.5     Notice of Proceedings.  Seller shall promptly notify Purchaser
          ---------------------
in writing upon (a) becoming aware of any order or decree or any complaint seeking an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or (b) receiving any notice from any governmental department, court, agency or commission of its intention
(i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or the transactions contemplated hereby, or (ii) to nullify or render ineffective this Agreement or the transactions if consummated. Compliance with the disclosure requirements of this Section 4.5 shall not relieve Seller of any obligation with respect to any representation, warranty or covenant of Seller in this Agreement or waive any condition to Buyer's obligations under this Agreement.

  4.6     Consummation of Agreement.  Subject to the provisions of Section 8.1
          -------------------------
of this Agreement: (a) Seller shall use all reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out; and (b) Seller shall not take any action or omit to take any action that would make consummation of the transactions contemplated by this Agreement contrary to the Communications Act or the rules, regulations, or policies of the FCC.

  4.7     Indemnification Escrow Agreement.  On the Closing Date, Seller
          --------------------------------
shall execute and deliver the Indemnification Escrow Agreement.

  4.8     Hart-Scott-Rodino Act.  As promptly as practicable after the
          ---------------------
date of this Agreement, Seller will make any filings required under the HSR Act. Seller will furnish to Purchaser such necessary information and reasonable assistance as Purchaser may request in connection with its preparation of any additional necessary filings or submissions to any governmental agency, including, without limitation, any additional filings necessary under the HSR Act. Seller will keep Purchaser informed of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

  4.9     No Shopping.  Unless and until this Agreement shall have been
          -----------
terminated, Seller shall not, and Seller shall cause its affiliates, advisors and representatives not to, directly or indirectly, solicit, encourage or initiate any contact with, negotiate with, or provide any information to, endorse or enter into any agreement with respect to, or take any other action to facilitate any person or group, other than Purchaser and its representatives, concerning any inquiries or the making of any proposals concerning any sale of all or substantially all of the Station Assets (an "Acquisition Proposal"). Seller will promptly inform Purchaser orally or in writing of its receipt of any written proposal relating to the foregoing. Seller shall promptly inform Purchaser of requests for information, inquiries or proposals and material terms of any Acquisition Proposal that Seller may receive from any person in writing after the date of this Agreement and prior to the Closing Date.

  4.10    Noncompetition Agreement.  On the Closing Date, Seller shall
          ------------------------
execute and deliver a Noncompetition Agreement in the form attached hereto as Exhibit C (the "Noncompetition Agreement").
- ---------

  4.11    Confidentiality.  For one (1) year following any termination of
          ---------------
this Agreement, Seller will and will cause its authorized representatives to, hold in strict confidence all nonpublic information received by them from Purchaser in connection with the transactions contemplated hereby, and will not (and will ensure that such authorized representatives do not) disclose such information to others without the prior written consent of Purchaser, except that Seller may provide such confidential information in response to legal process or applicable governmental regulations, provided that Seller forthwith notifies Purchaser of its obligation to provide such confidential information and fully cooperates with Purchaser to protect the confidentiality of such information (and Purchaser may at its expense and in the name of Seller bring any suit or administrative action to enforce its aforesaid rights and Seller shall at Purchaser's expense assist Purchaser as reasonably requested by Purchaser). If this Agreement is terminated, Seller will return promptly or cause to be returned promptly to Purchaser all tangible evidence of such confidential information which has been furnished by Purchaser to Seller or its Affiliates, or authorized representatives, or by Seller to third parties.

  4.12    Non-Solicitation.  For one (1) following any termination of
          ----------------
this Agreement, Seller shall not, and shall cause its directors, officers, employees, agents and representatives not to, (a) hire, attempt to hire or otherwise solicit, any officer or other employee of Purchaser in the San Francisco area or (b) encourage any officer or other employee of Purchaser in the San Francisco area to terminate his or her relationship or employment with Purchaser.


SECTION 5.  Covenants of Purchaser.
- ---------   ----------------------

  Purchaser hereby covenants and agrees as set forth in this Section 5.

  5.1     FCC Applications; FCC Compliance.
          --------------------------------

          (a) As promptly as practicable after the date of this Agreement, and in no event later than three (3) calendar days after the date hereof, Purchaser will complete and deliver to Seller fully executed and completed copies of assignee's portion of applications to the FCC requesting the FCC Assignment Consent. Purchaser will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion. Purchaser will promptly provide Seller with copies of any pleading, order, or other document served on it relating to such applications. Purchaser will cooperate with Seller and use reasonable, diligent and good faith efforts to obtain the FCC Assignment Consent and a Final Order. Purchaser will in good faith use all reasonable efforts to answer FCC inquiries and third-party objections, if any, with respect to the application for FCC Assignment Consent, and to avoid designation for hearing. Purchaser will bear its own legal and other fees and expenses involved in the preparation and prosecution of the application for FCC Assignment Consent except as provided in Section 11.1 hereof.

          (b) Purchaser agrees that, between the date hereof and the Closing Date, it will not take or fail to take any action which would result in its noncompliance with the requirements of the Communications Act or the rules and regulations of the FCC material to the transactions contemplated by this Agreement.

  5.2     Consummation of Agreement.  Subject to the provisions of
          -------------------------
Section 8.1 of this Agreement, Purchaser shall use all reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out. Purchaser shall not, and shall cause its Affiliates not to, between the date hereof and the Closing Date, take or fail to take any action within its control which would result in its noncompliance with the requirements of the Communications Act or the rules and regulations of the FCC material to the transactions contemplated by this Agreement. Until the Closing shall have occurred or this Agreement shall have been terminated, Purchaser shall not acquire, or permit any of its Affiliates to acquire, any interest in any radio or television station, newspaper, cable television system or other communications facility, or to take any other action, or omit to take any action, if such acquisition, together with the other interests of Purchaser and its Affiliates, or such other action or omission, would make the consummation of the transactions contemplated by this Agreement contrary to the Communications Act or the rules, regulations, or policies of the FCC or would otherwise prevent the consummation of the transactions contemplated by this Agreement.

  5.3     Notice of Proceedings.  Purchaser will promptly notify Seller,
          ---------------------
in writing upon (a) becoming aware of any order or decree or any complaint seeking an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereby, or (b) receiving any notice from any governmental department, court, agency or commission of its intention
(i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or the transactions contemplated hereby, or (ii) to nullify or render ineffective this Agreement or the transactions if consummated.

  5.4     Confidentiality.  For one (1) year following any termination of
          ---------------
this Agreement, Purchaser will and will cause its authorized representatives to, hold in strict confidence all nonpublic information received by them from Seller in connection with the transactions contemplated hereby, and will not (and will ensure that such authorized representatives do not) disclose such information to others without the prior written consent of Seller, except that Purchaser may provide such confidential information in response to legal process or applicable governmental regulations, provided that Purchaser forthwith notifies Seller of its obligation to provide such confidential information and fully cooperates with Seller to protect the confidentiality of such information (and Seller may at its expense and in the name of Purchaser bring any suit or administrative action to enforce its aforesaid rights and Purchaser shall at Seller's expense assist Seller as reasonably requested by Seller). If this Agreement is terminated, Purchaser will return promptly or cause to be returned promptly to Seller all tangible evidence of such confidential information which has been furnished by Seller to Purchaser or its Affiliates, or authorized representatives, or by Purchaser to third parties.

  5.5     Non-Solicitation.  For one (1) following any termination of
          ----------------
this Agreement, Purchaser shall not, and shall cause its directors, officers, employees, agents and representatives not to, (a) hire, attempt to hire or otherwise solicit, any officer or other employee of the Station or Seller in the San Francisco area except for employees hired by Purchaser for employment in connection with the Time Brokerage Agreement that were not employed at the Station or by Seller in the San Francisco area on the day prior to the Commencement Date of the Time Brokerage Agreement, or (b) encourage any officer or other employee of the Station or Seller in the San Francisco area to terminate his or her relationship or employment with the Station or Seller except for employees hired by Purchaser for employment in connection with the Time Brokerage Agreement that were not employed at the Station or by Seller in the San Francisco area on the day prior to the Commencement Date of the Time Brokerage Agreement.

  5.6     Indemnification Escrow Agreement.  On the Closing Date,
          --------------------------------
Purchaser shall execute and deliver the Indemnification Escrow Agreement.

  5.7     Hart-Scott-Rodino Act.  As promptly as practicable after the
          ---------------------
date of this Agreement, Purchaser will make any filings required under the HSR Act. Purchaser will furnish to Seller such necessary information and reasonable assistance as Seller may request in connection with its preparation of any additional necessary filings or submissions to any governmental agency, including, without limitation, any additional filings necessary under the HSR Act. Purchaser will keep Seller informed of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

  5.8     Cooperation.  Purchaser shall cooperate with Seller (which
          -----------
cooperation shall not involve the payment or commitment to pay any money to any person or entity), including by providing to Seller Purchaser's financial statements and related information which Seller may from time to time reasonably request, to assist Seller in obtaining the consents to be obtained pursuant to Section 4.3.

  5.9     Operation of Station.  During the term of the Time Brokerage
          --------------------
Agreement, Purchaser shall not, without the prior written consent of Seller, (a) change the entertainment format of the Station or make any other substantial change in the mix of programming segments on the Station, or (b) terminate any employee at the Station.

SECTION 6.  Conditions to the Obligations of Seller.
- ---------   ---------------------------------------

  The obligations of Seller under this Agreement are, in the discretion of Seller, subject to the fulfillment of the following conditions prior to or at the Closing Date:

  6.1     Representations, Warranties, Covenants.
          --------------------------------------

          (a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and with the same effect as though made on and as of the Closing Date, except for such representations and warranties as are made as of a specified date and except for such inaccuracies as do not, individually or in the aggregate, have a material adverse effect on the Station Assets or the business of the Station;

          (b) Purchaser shall have performed and satisfied in all material respects all agreements, covenants and conditions hereunder which by the terms hereof are to be performed and satisfied by Purchaser on or prior to the Closing Date;

          (c) Purchaser shall have furnished Seller with a certificate, dated the Closing Date and duly executed on behalf of Purchaser to the effect that the conditions set forth in subparagraphs (a) and (b) of this Section 6.1 have been satisfied; and

          (d) Purchaser shall have furnished Seller with:

              (i) certified resolutions of the Board of Directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

              (ii) governmental certificates evidencing that Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in the State of California;

              (iii) a certificate of the Secretary of Purchaser attesting as to the incumbency of each officer who shall execute any document on behalf of Purchaser; and

              (iv) such other certificates or documents as Seller may reasonably request at least three (3) business days prior to the Closing.

  6.2     No Actions or Proceedings.  No action or proceeding by any court,
          -------------------------
administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and which would in the reasonable judgment of Seller make it inadvisable to consummate such transactions, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement, in any case other than filings before the FCC which have been dismissed or denied by the FCC.

  6.3     Opinion of Counsel.  Seller shall have received an opinion of
          ------------------
Latham & Watkins Purchaser's counsel, dated the Closing Date, in the form attached to this Agreement as Exhibit D.
                              ---------

  6.4     FCC Authorization.  The FCC Assignment Consent shall have been
          -----------------
obtained and become effective, shall contain no condition materially adverse to Seller and shall have become a Final Order.

  6.5     Hart-Scott-Rodino Act.  All filings required to be made under
          ---------------------
the HSR Act shall have been made, and any applicable waiting period thereunder shall have expired or been terminated.


SECTION 7.  Conditions to the Obligations of Purchaser.
- ---------   ------------------------------------------

  The obligations of Purchaser under this Agreement are, in the discretion of Purchaser, subject to the fulfillment of the following conditions prior to or at the Closing Date:

  7.1     Representations, Warranties, Covenants.
          --------------------------------------

          (a) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made on and as of the Closing Date;

          (b) Seller shall have performed and satisfied in all material respects all agreements, covenants and conditions hereunder which by the terms hereof are to be performed and satisfied by Seller on or prior to the Closing Date;

          (c) Seller shall have furnished Purchaser with a certificate, dated the Closing Date and duly executed by the President of Seller GP on behalf of Seller to the effect that the conditions set forth in subparagraphs (a) and (b) of this Section 7.1 have been satisfied; and

          (d) Seller shall have furnished Purchaser with:

              (i) certified resolutions of the Board of Directors of Seller GP approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

              (ii) governmental certificates evidencing that Seller is a limited partnership validly existing and in good standing under the laws of the State of Delaware, is duly qualified as a foreign partnership in the State of California and has obtained a tax clearance certificate, and GP is a corporation validly existing and in good standing in the State of Delaware and is duly qualified as a foreign corporation in the State of California;

              (iii) a Certificate of the Secretary of Seller GP attesting as to the incumbency of each officer who shall execute any of the Seller Documents on behalf of Seller; and

              (iv) such other certificates or documents as Purchaser may reasonably request at least three (3) business days prior to the Closing.

  7.2     No Actions or Proceedings.  No action or proceeding by any
          -------------------------
court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or might result in substantial damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement, in any case other than filings before the FCC which have been dismissed or denied by the FCC.

  7.3     Opinions of Counsel.
          -------------------

          (a) Purchaser shall have received an opinion of Goodwin, Procter & Hoar LLP, counsel to Seller, dated the Closing Date, in the form attached to this Agreement as Exhibit E.
                  ---------

          (b) Purchaser shall have received an opinion of Irwin, Campbell & Tannenwald, P.C., Seller's FCC counsel, dated the Closing Date, in the form attached to this Agreement as Exhibit F.
                              ---------

  7.4     FCC Authorization.  The FCC Assignment Consent shall have been
          -----------------
obtained and become effective, shall contain no condition materially adverse to Purchaser and shall have become a Final Order.

  7.5     Hart-Scott-Rodino Act.  All filings required to be made under
          ---------------------
the HSR Act shall have been made, and any applicable waiting period thereunder shall have expired or been terminated.

  7.6     Certain Consents.  Seller shall have obtained consents to the
          ----------------
assignment to Purchaser of that certain lease dated January 1, 1990 between Telecommunications Properties and Intercontinental Radio, Inc., with respect to San Bruno Communications Site located on San Bruno Mountain, San Mateo, California, assigned to KSOL L.P. pursuant to an Assignment and Assumption of Lease dated as of November 19, 1993.


SECTION 8.  Termination.
            -----------

  8.1     Termination.  This Agreement may be terminated any time prior to the
          -----------
Closing Date:

          (a) with the mutual consent of Purchaser and Seller;

          (b) by Purchaser or Seller, on or after April __, 1997, if prior to the giving of notice of termination hereunder (i) the FCC has not granted the FCC Assignment Consent or (ii) the FCC has granted the FCC Assignment Consent but it has not become a Final Order, provided that the terminating party is not in material breach of this Agreement, and provided further that the terminating party has not caused or materially contributed to the delay in any decision or determination by the FCC in respect of the FCC Assignment Consent or Final Order by such party's action or inaction with respect to the FCC Assignment Consent or Final Order;

          (c) by Seller, provided that Seller is not in material breach of this Agreement, if either (i) Purchaser is in material breach of this Agreement and such breach shall remain uncured for a period of fifteen (15) business days after Seller shall have given notice of such breach to Purchaser, (ii) Purchaser shall have explicitly or by conduct repudiated this Agreement and such repudiation shall have remained uncured for a period of fifteen (15) business days after Seller shall have given notice thereof to Purchaser, or (iii) at the Closing Date any of the conditions in Section 6 shall not have been satisfied, complied with or performed in all material respects (unless such failure of satisfaction, noncompliance or nonperformance is the result directly or indirectly of any action or failure to act on the part of Seller) and Seller shall not have waived such failure of satisfaction, noncompliance or nonperformance;

          (d) by Purchaser, provided that Purchaser is not in material breach of this Agreement, if either (i) Seller is in material breach of this Agreement and such breach shall remain uncured for a period of fifteen (15) business days after Purchaser shall have given notice of such breach to Seller, (ii) Seller shall have explicitly or by conduct repudiated this Agreement and such repudiation shall have remained uncured for a period of fifteen (15) business days after Purchaser shall have given notice thereof to Seller, or (iii) at the Closing Date any of the conditions in Section 7 shall not have been satisfied, complied with or performed in all material respects (unless such failure of satisfaction, noncompliance or nonperformance is the result directly or indirectly of any action or failure to act on the part of Purchaser) and Purchaser shall not have waived such failure of satisfaction, noncompliance or nonperformance;

          (e) by Seller, provided that Seller is not in material breach of this Agreement, if Seller is simultaneously terminating the Time Brokerage Agreement pursuant to and as permitted by Section 9.1(y) of the Time Brokerage Agreement;

          (f) by Purchaser, provided that Purchaser is not in material breach of this Agreement, if Purchaser is simultaneously terminating the Time Brokerage Agreement pursuant to and as permitted by Sections 2.4, 2.5 or 9.1(y) of the Time Brokerage Agreement;

          (g) by Seller or Purchaser if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

          (h) by Seller or Purchaser if the FCC has denied the FCC Assignment Consent in an order which has become final, provided that the terminating party is not in material breach of this Agreement.

          (i) By Purchaser if the Station ceases broadcasting for either (i) 72 consecutive hours or (ii) six (6) days within any period of thirty (30) consecutive days; provided, that (A) Purchaser must give written notice to
                  --------------
Seller of such termination during the period of thirty (30) days commencing on the date on which Purchaser's right to terminate under this Section 8.1(i) first arose, and (B) any cessation of broadcasting on the Station caused by any event or condition which is similarly affecting other radio broadcast stations in the market served by the Station shall be excluded for any purposes of determining whether Purchaser has the right to terminate this Agreement pursuant to this
Section 8.1(i).

  8.2     Liabilities Upon Termination.
          ----------------------------

  If this Agreement is terminated pursuant to Section 8.1, neither Purchaser nor Seller shall have any further liability hereunder or any further obligations hereunder to one another except:

  (i) for such provisions hereof which expressly provide that they survive any termination,

  (ii)    as provided in Section 1.6 hereof with respect to the Escrow Deposit,

  (iii) if this Agreement is terminated by Seller pursuant to Section 8.1(c) or Section 8.1(e), Seller shall be entitled to any and all remedies which it may have, including the right to recover any damages it suffers as a result of such termination and the breach relating thereto. In any claim for such damages, Purchaser agrees that the measure of damages will be based upon Seller's expectancy of profit to be realized upon the consummation of the transactions contemplated hereby (i.e. the difference between the Purchase Price and the price received by Seller in any substitute transaction entered into following any termination of this Agreement) and that any other measure of damages, such as Seller's transaction costs, would be an inadequate and unjust remedy; and

  (iv) if this Agreement is terminated by Purchaser pursuant to Section 8.1(d) or Section 8.1(f), Purchaser shall be entitled to any and all remedies which it may have.

  8.3     Pre-Closing Remedies.  Prior to the Closing, the sole and
          --------------------
exclusive remedy of Purchaser for breaches by Seller of any representation, warranty or covenant hereunder shall be either (i) to terminate this Agreement and receive the Escrow Deposit as provided in Sections 8.1 and 1.6 or (ii) to seek specific performance by Seller of this Agreement. Seller agrees that the Station Assets include unique property that cannot be readily obtained on the open market and that Purchaser may be irreparably injured if this Agreement is not specifically enforced after default. Therefore, Purchaser shall have the right to seek specific enforcement of Seller's performance under this Agreement and Seller agrees to waive the defense in any such suit that Purchaser has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy.


SECTION 9. Survival; Indemnification.
           -------------------------

  9.1     Survival.  All representations, warranties, covenants and
          --------
agreements contained in this Agreement, or in any Schedule hereto, shall survive until and expire on the first anniversary of the Closing Date (the "Expiration Date").

  9.2     Indemnification by Seller.
          -------------------------

          (a) Seller agrees to indemnify and hold harmless Purchaser and its officers, directors and stockholders (individually, a "Purchaser Indemnified Party" and collectively, "Purchaser Indemnified Parties") against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys) of any kind or nature whatsoever (collectively, "Losses"), to the extent sustained, suffered or incurred by or made against any Purchaser Indemnified Party, to the extent based upon, arising out of or in connection with: (i) any breach of any representation or warranty made by Seller in this Agreement or in any Schedule hereto; (ii) any breach of any covenant or agreement made by Seller in this Agreement; and (iii) any claim made by any person or entity (other than Purchaser or any of its Affiliates) (collectively, a "Third Party Claim") made against a Purchaser Indemnified Party which relates to, results from or arises out of any obligation of Seller not assumed by Purchaser, including but not limited to, the conduct of the business of the Station prior to the Closing Date, so long as the matter, liability or obligation to which such Third Party Claim relates is not an Assumed Liability (such claims under clauses (i) through (iii) being hereinafter collectively referred to as "Purchaser Indemnifiable Claims").

          (b) The following provisions shall apply with respect to this
Section 9.2:

              (i) all rights to indemnification under this Section 9.2 with respect to Purchaser Indemnifiable Claims shall expire on the Expiration Date and no Purchaser Indemnified Party shall have the right to make any claim hereunder after such date, except that if prior to the Expiration Date a specific state of facts shall have become known which may constitute or give rise to any Purchaser Indemnifiable Claim as to which indemnity may be payable and a Purchaser Indemnified Party shall have given notice of such facts to Seller, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given;

              (ii) no indemnification shall be payable to any Purchaser Indemnified Party pursuant to this Section 9.2 with respect to any Purchaser Indemnifiable Claim unless and until the total of all claims for indemnification shall exceed $100,000 in the aggregate, and then only to the extent of the excess;

              (iii) Seller's aggregate liability under this Section 9.2 shall not exceed One Million Dollars ($1,000,000) in the aggregate;

              (iv) if the Closing occurs, the rights to indemnification set forth in this Section 9.2 shall be the sole and exclusive remedy of the Purchaser Indemnified Parties in connection with this Agreement and the transactions contemplated hereby; and

              (v) all claims for indemnification made under this Section 9.2 shall be recovered solely by proceeding against the Indemnification Escrow Deposit pursuant to the terms of the Indemnification Escrow Agreement and this
  Section 9.2 and no such claim may be recovered directly against Seller, its partners, or their respective Affiliates, directors, officers, stockholders, or agents.

  9.3     Indemnification by Purchaser.
          ----------------------------

          (a) Purchaser agrees to indemnify and hold harmless Seller, its partners and their respective partners, shareholders, officer and, directors, (individually, a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") at all times against and in respect of all Losses, to the extent sustained, suffered or incurred by or made against any Seller Indemnified Party, to the extent based upon, arising out of or in connection with: (i) any breach of any representation or warranty made by the Purchaser in this Agreement; (ii) any breach of any covenant or agreement made by Purchaser in this Agreement; (iii) any Third Party Claim made against Seller which relates to, results from or arises out of the operation of any Station Asset or the conduct of the business of the Station on or after the Closing Date; and (iv) any of the Assumed Liabilities (such claims under clauses (i), (ii), (iii) and (iv) being hereinafter collectively referred to as "Seller Indemnifiable Claims").

          (b)  The following provisions shall apply with respect to this
Section 9.3:

              (i) all rights to indemnification under this Section 9.3 shall expire on the Expiration Date and no Seller Indemnifiable Party shall have the right to make any claim hereunder after such date, except that if prior to the Expiration Date a specific state of facts shall have become known which may constitute or give rise to any Seller Indemnifiable Claim as to which indemnity may be payable and a Seller Indemnified Party shall have given notice of such facts to Purchaser, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given;

              (ii) no indemnification shall be payable to any Seller Indemnified Party pursuant to this Section 9.3 with respect to any Seller Indemnifiable Claim unless and until the total of all claims for indemnification shall exceed $100,000 in the aggregate, and then only to the extent of the excess;

              (iii) Purchaser's aggregate liability under this Section 9.3 shall not exceed One Million Dollars ($1,000,000) in the aggregate; and

              (iv) if the Closing occurs, the rights to indemnification set forth in this Section 9.3 shall be the sole and exclusive remedy of the Seller Indemnified Parties in connection with this Agreement and the transactions contemplated hereby.

  9.4     Notice; Defense of Claims.
          -------------------------

  Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party (Seller with respect to claims by Purchaser Indemnified Parties and Purchaser with respect to claims by Seller Indemnified Parties), but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within thirty (30) days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnifying party shall not be required to make any payment with respect to such claim, liability or expense as long as it is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters
         --------  -------
by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided its obligation to indemnify the indemnifying party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or
                 --------  -------
proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would constitute a conflict of interest, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, the indemnified party may, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.


SECTION 10.  Definitions.
- ----------   -----------

  10.1    Defined Terms.  As used herein, the following terms shall have
          -------------
the meanings indicated:

          (a) Affiliate means, with respect to any person, a person controlling,
              ---------
controlled by or under common control with such person.

          (b) CERCLA means the Comprehensive Environmental Response,
              ------
Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601, et seq.
                                                                        -- ---

          (c) Code means the Internal Revenue Code of 1986, as amended from
              ----
time to time.

          (d) Environmental Laws means any law, statute, regulation or court
              ------------------
order binding upon Seller, consent decree binding upon Seller, or settlement agreement to which Seller is a party, which imposes liability for or standards of conduct concerning the manufacture, processing, generation, distribution, use, treatment, storage, disposal, release, threat of release, cleanup, transport or handling of Hazardous Materials, including CERCLA, RCRA, any other so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, as amended, their implementing regulations or any other similar federal, state or local statutes or regulations.

          (e) ERISA  means the Employee Retirement Income Security Act of
              -----
1974, as amended from time to time.

          (f) Escrow Agent means Boston Safe Deposit & Trust Company, as
              ------------
escrow agent under the Deposit Escrow Agreement.

          (g) FCC Assignment Consent means the initial written authorization by
              ----------------------
the FCC to the assignment of all material FCC Licenses with respect to the Station to Purchaser, which authorization shall have become effective.

          (h) Final Order means the written authorization by the FCC
              -----------
constituting the FCC Assignment Consent, which has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no timely filed requests for administrative or judicial review or stay are pending and as to which the time for filing any such requests or for the FCC to set aside such action on its own motion has expired.

          (i) Hazardous Materials means substances defined as "hazardous
              -------------------
substances," "hazardous materials," "hazardous wastes" or "toxic substances" in CERCLA, RCRA or any analogous state and local laws.

          (j) HSR Act means the Hart-Scott-Rodino Antitrust Improvements
              -------
Act of 1976, as amended.

          (k) Indemnification Escrow Agent means Boston Safe Deposit & Trust
              ----------------------------
Company, as escrow agent under the Indemnification Escrow Agreement.

          (l) RCRA means the Resource Conservation and Recovery Act, as
                     ----
amended 42 U.S.C. (S) 6901, et seq.
                            -- ---

          (m) Seller's Knowledge means the actual (but not constructive)
              ------------------
knowledge of Allen B. Shaw and William H. Weller.

          (n) Taxes means all federal, state, local and foreign taxes including,
              -----
without limitation, income, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

          (o) TBA Date means the date on which Purchaser commences programming
              --------
on the Station pursuant to the Time Brokerage Agreement.

  10.2    Cross-Reference Table.  As used herein, the following terms not
          ---------------------
defined in Section 10.1 hereof shall have the meanings set forth in the Sections listed below:


Term                                        Section
- ----                                        -------

Assumed Contracts.................           1.1(d)
- -----------------
Assumed Liabilities...............           1.3
- -------------------
Acquisition Proposal..............           4.9
- --------------------

Claims............................           1.2(e)
- ------
Closing...........................           1.4
- -------
Closing Date......................           1.4
- ------------
Communications Act................           2.4
- ------------------
CPR Rules.........................           11.9
- ---------
Deposit Escrow Agreement..........           1.6
- ------------------------
Disposed Property.................           1.2(c)
- -----------------
Employees.........................           2.7
- ---------
Escrow Deposit....................           1.6
- --------------
Excluded Assets...................           1.2
- ---------------
Expiration Date...................           9.1
- ---------------
FCC...............................           Introduction
- ---
FCC Conditions....................           1.4
- --------------
FCC Licenses......................           1.1(a)
- ------------
Financial Statements..............           2.17
- --------------------
HSR Conditions....................           1.4
- --------------
Indemnification Escrow Agreement..           1.7
- --------------------------------
Indemnification Escrow Deposit....
- ------------------------------               1.7
Intangible Rights.................           1.1(e)
- -----------------
Licenses..........................           1.1(a)
- --------
Losses............................           9.2(a)
- ------
Noncompetition Agreement..........           4.10
- ------------------------
Permitted Liens...................           1.11
- ---------------
Purchase Price....................           1.5
- ---------------
Purchaser.........................           Introduction
- ---------
Purchaser Documents...............           3.2
- -------------------
Purchaser Indemnifiable Claims....           9.2(a)
- ------------------------------
Purchaser Indemnified Party(ies)..           9.2(a)
- --------------------------------
Receivables.......................           1.2(b)
- -----------
Restricted Contracts..............           4.3
- --------------------
Security Interests................           1.11
- ------------------
Seller............................           Introduction
- ------
Seller Documents..................           2.2
- ----------------
Seller GP.........................           2.1(b)
- ---------
Seller Indemnifiable Claims.......           9.3(a)
- ---------------------------
Seller Indemnified Party(ies).....           9.3(a)
- -----------------------------
Station Assets....................           1.1
- --------------
Station Real Property.............           1.1(c)
- ---------------------
Station...........................           Introduction
- -------
Studio Lease......................           1.2(g)
- ------------
Third Party Claim.................           9.2(a)
- -----------------
Time Brokerage Agreement..........           Introduction
- ------------------------

SECTION 11.  Miscellaneous.
- ----------   -------------

          11.1  Expenses.  Each party hereto shall bear all of its expenses
                --------
incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith; provided, however, that Purchaser and Seller shall each pay one half
          --------  -------
of (i) any FCC filing fees required to be paid in connection with the FCC applications referred to in Sections 4.4 and 5.1, (ii) any sales, transfer, use or similar taxes (including, without limitation, any real estate transfer taxes) imposed or payable on the sale or transfer of the Station Assets to Purchaser or the consummation of the transactions contemplated hereby and (iii) all filing fees relating to filings under the HSR Act.

          11.2  Bulk Sales Law.  Purchaser hereby waives compliance with the
                --------------
applicable provisions of any applicable bulk sales law and Seller hereby agrees to indemnify and hold Purchaser harmless from any and all claims against Purchaser arising out of failure to comply with such law.

          11.3  Assignment.  Neither this Agreement nor any of the rights or
                ----------
obligations hereunder may be assigned by Seller without the prior written consent, in its sole discretion, of Purchaser or by Purchaser without the prior written consent, in its sole discretion, of Seller, provided, however, that (a) either party may make a collateral assignment of its rights under this Agreement for purposes of securing such party's senior secured debt obligations and (b) Purchaser may assign its rights hereunder to an Affiliate, provided that such assignment (i) does not delay the Closing and (ii) shall not relieve Purchaser of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

          11.4  Books and Records.  Purchaser and Seller agree that, as long as
                -----------------
any of the books, records or files relating to the Station remain in existence and are under its direct or indirect control, the other party shall have the right to inspect and to make copies (at its expense) of the same at any time during business hours with respect to any tax matters or other audits and any litigation to which it is a party, or for any similar purpose. Neither Purchaser nor Seller will destroy, without first having offered to deliver to the other party, any of such books, records and files for a period of six (6) years after the Closing Date. Each party agrees that it will make available to the other, at the expense of the party requesting the same, records and information needed in connection with any tax matters, litigation or other similar matters. After the Closing Date, Seller shall cooperate and use reasonable efforts to assist Purchaser in obtaining from the accounting firm responsible for the preparation of the financial statements for the Station such assurances as such firm is willing to provide concerning the accuracy of the pre-closing financial statements of the Station as Purchaser may reasonably request in connection with any filings by Purchaser with the Securities and Exchange Commission.

          11.5  Public Announcement.  Prior to the Closing Date, no party shall,
                -------------------
without the prior written consent of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other parties and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

          11.6  Notices.  All notices under this Agreement shall be transmitted
                -------
to the respective party, shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, or on the first day after the date of deposit with Federal Express for next day delivery, postage prepaid, or on the third day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed, in all cases, to the party at his or its address set forth below, or to such other address as such party may hereafter designate, by written notice to the other party.

          If to Purchaser:

                Evergreen Media Corporation
                433 E. Las Colinas Boulevard
                Suite 1140
                Irving, TX 75039
                Attention: Mr. Scott K. Ginsburg

          with a copy to:

                Latham & Watkins
                1001 Pennsylvania Avenue, N.W.
                Suite 1300
                Washington, D.C. 20004
                Attention:  Eric L. Bernthal, Esq.
                            Kevin C. Boyle, Esq.

          If to Seller:

                Crescent Communications L.P.
                4407 Providence, Suite F
                Winston-Salem, NC 27106
                Attention: Mr. Allen B. Shaw
          with a copy to:

                Goodwin, Procter & Hoar  LLP
                Exchange Place
                Boston, Massachusetts 02109
                Attention:  David F. Dietz, P.C.

          with an additional copy (the failure of which to provide shall not cause any notice to be defective) to:

                Media/Communications Partners
                75 State Street, Suite 2500
                Boston, Massachusetts  02109
                Attention:  John G. Hayes

          11.7  Captions.  The captions of Sections of this Agreement are for
                --------
convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

          11.8  Law Governing.  This Agreement shall be governed by, construed,
                -------------
and enforced in accordance with the laws of the State of California without giving effect to principles of conflicts of laws.

          11.9  Dispute Resolution.
                ------------------

          Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes (the "CPR Rules"). The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S)1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York.

     Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

          (a) mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

          (b)  no other discovery;

          (c) hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place on one or two days at a maximum; and

          (d) decision to be rendered not more than ten (10) days following such hearings.

     Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.9 shall not apply with regard to any equitable remedies to which any party may be entitled hereunder.

          11.10  Waiver of Provisions.  The terms, covenants, representations,
                 --------------------
warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

          11.11  Counterparts.  This Agreement may be executed in several
                 ------------
counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that the parties are not signatory to the same counterpart.

          11.12  Entire Agreement.  This Agreement (together with the Schedules
                 ----------------
and Exhibits hereto) and the Time Brokerage Agreement constitute the entire agreement and understanding between the parties and supersede and cancel any and all prior discussions, understandings and agreements between them relating to the subject matter hereof. This Agreement may not be amended or modified except in a writing signed by the party to be bound.

          11.13  Severability.  If any term, covenant, condition or provision
                 ------------
of this Agreement, or the application thereof to any party or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to parties or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term, covenant, condition or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law, provided that
                                                                 --------
such unenforceable provision shall be curtailed, limited or eliminated only to the extent necessary to remove such invalidity or unenforceability with respect to the applicable law as it shall then be applied.

          11.14  Risk of Loss.  The risk of loss or damage to the Station Assets
                 ------------
(other than any loss or damage to the Station Assets caused by any acts or omissions of Purchaser, its employees or agents) shall be upon Seller at all times prior to the Closing.

          11.15  Brokerage.  Seller agrees to indemnify and hold Purchaser
                 ---------
harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees) incurred by Purchaser arising out of a claim by any person or entity based on any commission, finder's fee or similar payment due pursuant to any arrangement or agreement made or alleged to have been made by Seller. No claim under this Section 11.15 shall be subject to the limitations set forth in Section 9.2(b)(ii) or (iii).

          11.16  Counsel.  Each party has been represented by its own counsel in
                 -------
connection with the negotiation and preparation of this Agreement and the Time Brokerage Agreement and, consequently, each party hereby waives the application of any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

         11.17  Like-Kind Exchange Election.  Purchaser desires, if possible, to
                ---------------------------
effect this transaction as an exchange for other property of like-kind and qualifying use in a tax-deferred exchange under Section 1031 of the Code and the Treasury Regulations thereunder. Therefore, Seller and Purchaser agree that Purchaser may at any time at or prior to Closing assign its rights under this Agreement to a "qualified intermediary" as defined in Treas. Reg. (S) 1.1031(k)- 1(g)(4), subject to all of Seller's rights and obligations hereunder and Purchaser shall promptly provide written notice of such assignment to Seller. Purchaser agrees that Seller shall have no liability for any tax consequences arising from the like-kind exchange described herein. Purchaser's inability to effect the like-kind exchange described herein shall not affect Purchaser's obligations hereunder. Seller agrees to reasonably cooperate with Purchaser to effectuate such like-kind exchange, provided that (i) such like-kind exchange is made without any cost or liability to Seller, and (ii) the Closing shall not be delayed by reason of such like-kind exchange.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                              CRESCENT COMMUNICATIONS L.P.

                              By:   CRESCENT COMMUNICATIONS GP,
                                    INC., its General Partner



                              By: ------------------------------------
                                  Allen B. Shaw, President



                              EVERGREEN MEDIA CORPORATION OF LOS
                                ANGELES



                              By: -------------------------------------
                                  Scott K. Ginsburg, President